Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (the "Agreement") has been executed, effective as of this 30th day of June, 2014 ("Closing Date"), by and between RBL Capital Group, LLC, a New York limited liability company ("RBL"), and TOT Group, Inc., a Delaware corporation ("TOT"), TOT Payments, LLC, a Florida limited liability company and wholly owned subsidiary of TOT (“Payments”), TOT BPS, LLC, a Florida limited liability company and wholly owned subsidiary of Payments (“BPS”), TOT FBS, LLC, a Florida limited liability company and wholly owned subsidiary of Payments (“FBS”), Process Pink, LLC, a Florida limited liability company and wholly owned subsidiary of Payments (“Pink”), TOT HPS, LLC, a Florida limited liability company and wholly owned subsidiary of Payments (“HPS”) and TOT New Edge, LLC, a Florida limited liability company and wholly owned subsidiary of Payments (“New Edge”). TOT, Payments, BPS, FBS, Pink, HPS and New Edge, jointly and severally, “Co-Borrowers”.

Recitals

Whereas, Co-Borrowers have applied to RBL for a Term Loan Facility in the maximum principal sum of Ten Million and 00/100 dollars ($10,000,000.00); and

Whereas, the initial funding will not exceed Three Million Two Hundred Fifty Thousand and 00/100 dollars ($3,250,000.00); and

Whereas Co-Borrowers have agreed to allow RBL to net out any and all monies otherwise due to RBL at the time of funding additional draws after the initial funding; and

Whereas, subsequent fundings will be governed by this Agreement in addition to the execution of an additional original Note for each additional funding amount;

Now therefore, subject to and in accordance with the terms and conditions of this Agreement, RBL is willing to make this Term Loan Facility available to Co-Borrowers.

Agreement

In consideration of the promises, the mutual covenants and agreements herein, and each act performed and to be performed hereunder, Co-Borrowers and RBL agree as follows:

ARTICLE I

Definition of Terms

Section 1.01. Accounting Terms/Financial Statements. All accounting terms used herein not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP. Except as otherwise expressly provided herein, all computations and determinations for purposes of determining compliance with the financial requirements of this Agreement shall be made in accordance with GAAP as in effect on the date hereof. Unless otherwise provided for herein, wherever any computation is to be made with respect to Co-Borrowers, such computation shall be made so as to include all items of income, assets and liabilities attributable to Co-Borrowers and any other entity, which, in conformance with GAAP, is included in the consolidated financial statements of Co-Borrowers.

Section 1.02. Definitions. When used in this Agreement each of the following terms shall have the definitions set out in this Article I.

Accelerated Term Loan Installment(s). The term "Accelerated Term Loan Installment(s)" shall have the meaning ascribed thereto in Section 3.01(f) of this Agreement.

Account(s). The term "Account(s)" shall have the meaning ascribed thereto in Section 8.01 of this Agreement.

Affiliate. The term "Affiliate" means with respect to any Person, any officer, shareholder, member or director of such Person and any Person or group acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person.

Agreement. The term "Agreement" means this Loan and Security Agreement (including all exhibits and schedules thereto) as amended, modified, extended, renewed, supplemented and/or restated from time to time and at any time.

Anniversary Date. The term "Anniversary Date" means one year from the date of a Term Loan Note (i.e., the first Anniversary Date) and the same day of each calendar year thereafter. Each Term Loan Note executed by Borrower shall have its own Anniversary Date.

Articles of Incorporation. The term "Articles of Incorporation" means the initial articles of incorporation or formation of Co-Borrowers, together with all exhibits, amendments and modifications thereto.

Backend Financing Fee. The term “Backend Financing Fee” shall have the meaning ascribed thereto in Section 3.01(h) of this Agreement.

Business Day. The term "Business Day" means a day on which RBL's offices in New York, New York are open for the conduct of substantially all of its business.

By-Laws. The term "By-Laws" means the by-laws or operating agreements of Co-Borrowers, including all exhibits, amendments and modifications thereto.

Cash Flow Ratio. The term "Cash Flow Ratio" means the ratio, during any particular calendar month, of Processing Agreement Proceeds to, as applicable, the Term Loan Installment or Accelerated Term Loan Installment due in that calendar month.

Closing Date. The term "Closing Date" shall have the meaning ascribed thereto in the head of this Agreement.

Collateral. The term "Collateral" shall have the meaning ascribed thereto in Section 8.01 of this Agreement.

Corporate Resolutions. The term "Corporate Resolutions" means the resolutions of Co-Borrowers authorizing one or more officers of Co-Borrowers to execute and deliver to RBL the Loan Instruments and authorizing Co-Borrowers to undertake and perform the transactions contemplated by the Loan Instruments.

Current Financial Statements. The term "Current Financial Statements" shall have the meaning ascribed thereto in Section 2.01(q) of this Agreement.

Cynergy. The term “Cynergy” means Cynergy Data, LLC a Delaware limited liability company.

Cynergy Processing Agreement. The term “Cynergy Processing Agreement” means the Executive Partner Card Processing Agreement executed by and among TOT and various subsidiaries and Cynergy, dated as of December 21, 2012, as amended, copies of which are attached hereto as Exhibit A.

Cynergy Processing Agreement Proceeds. The term "Cynergy Processing Agreement Proceeds" means the aggregate payments received during any calendar month by Co-Borrowers under the Cynergy Processing Agreement adjusted for any negative or positive non-monthly recurring items, for example, specific chargebacks or annual fees.

Cynergy Tri-Party Agreement. The term “Cynergy Tri-Party Agreement” means an agreement substantially in the form of Exhibit B to this Agreement, executed by Cynergy, each of the applicable Co-Borrowers and RBL.

Debt. The term "Debt" means, as of the date any determination thereof is to be made, with reference to any Person, all indebtedness, liabilities and obligations which in accordance with GAAP should be classified upon such Person's balance sheet as liabilities, but in any event including liabilities secured by any Lien on property owned or acquired by such Person (whether or not the liability secured thereby shall have been assumed and whether or not such Person is personally liable for the payment thereof), and obligations under leases which have been (or which in accordance with GAAP should be) capitalized for financial reporting purposes. Notwithstanding anything to the contrary herein, for the purposes hereof, Debt shall not include trade debt incurred in the normal course of business.

Default Rate. The term "Default Rate" means: (i) with respect to the Note, a rate per annum equal to the interest rate which would otherwise be in effect under such Note plus three percent (3%) per annum; and (ii) with respect to any other amount, obligation or payment, a rate per annum equal not to exceed the lesser of (a) a rate equal to the Prime Commercial Rate plus thirteen percent (13%) per annum or (b) Eighteen and Six Hundred Thirty-five one thousandths percent (18.635%) per annum.

Documents. The term "Documents" shall have the meaning ascribed thereto in Section 8.01 of this Agreement.

ERISA. The term "ERISA" means the Employee Retirement Income Security Act of 1974, and the regulations used thereunder.

Equipment. The term "Equipment" shall have the meaning ascribed thereto in Section 8.01 of this Agreement.

Event of Default. The term "Event of Default" shall have the meaning ascribed thereto in Section 7.02 of this Agreement.

Financial Statements. The term "Financial Statements" includes, but is not limited to, balance sheets, profit and loss statements, sources and applications of funds statements, and reconciliations of net worth prepared in accordance with GAAP.

FTS Processing Agreement. The term “FTS Processing Agreement” means the Independent Contractor Agreement executed by and among FBS and Financial Transaction Services, LLC (“FTS”) dated as of June 8, 2009, including any amendments thereto.

FTS Processing Agreement Proceeds. The term "FTS Processing Agreement Proceeds" means the aggregate payments received during any calendar month by Co-Borrowers under the FTS Processing Agreement adjusted for any negative or positive non-monthly recurring items, for example, specific chargebacks or annual fees.

FTS Tri-Party Agreement. The term “FTS Tri-Party Agreement” means an agreement substantially in the form of Exhibit B to this Agreement, executed by FTS, the applicable Co-Borrower(s) and RBL.

General Intangibles. The term "General Intangibles" shall have the meaning ascribed thereto in Section 8.01 of this Agreement.

Indemnified Liabilities. The term "Indemnified Liabilities" shall have the meaning ascribed thereto in Section 9.02 of this Agreement.

Indemnified Party/Parties. The term "Indemnified Party" and "Indemnified Parties" shall have the meanings ascribed thereto in Section 9.02 of this Agreement.

Initial Funding Date. The term “Initial Funding Date” shall mean the date of funding of Note 1 which shall be on or before July 10, 2014.

Instruments. The term "Instruments" shall have the meaning ascribed thereto in Section 8.01 of this Agreement.

Inventory. The term "Inventory" shall have the meaning ascribed thereto in Section 8.01 of this Agreement.

Lien. The term "Lien" means any mortgage, pledge, security interest, encumbrance, lien, charge or deposit arrangement of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale of receivables with recourse against the seller, any filing or agreement to file a financing statement as debtor under the UCC or any similar statute other than to reflect ownership by a third party of property leased to Co-Borrowers under a lease which is not in the nature of a conditional sale or title retention agreement, and any subordination arrangement in favor of another Person).

Loan Instruments. The term "Loan Instruments" means this Agreement, the Note, and all other instruments, agreements and documents delivered or to be delivered to RBL pursuant to or by virtue of this Agreement, as each may be amended, modified, extended, renewed, supplemented and/or restated from time to time and at any time.

Loan Term. The term "Loan Term" means that period which begins on the Closing Date and ends on that date on which the Obligations are paid and satisfied in full and no Obligations thereafter arise.

Material Adverse Event. The term “Material Adverse Event” means any event, including, but not limited to actual or proposed changes in regulatory or tax laws, that is reasonably objectively determined to have a significant negative impact on Co-Borrowers’ business.

Maximum Funding Amount. The term “Maximum Funding Amount” shall have the meaning ascribed thereto in Section 3.01(a) of this Agreement.

Merchant Base. The term "Merchant Base" means the portfolio of contracts whereby merchants participate in a merchant bank card processing system, and such contracts are originated by Co-Borrowers, its assignor or other predecessor in interest, under the Cynergy Processing Agreement or any other Processing Agreement.

MWI Processing Agreement. The term “MWI Processing Agreement” means the Affiliate Merchant Service & Credit Card Processing Agreement executed by and among FBS and MerchantWarehouse.com, Inc., (“MWI”) effective as of June 27, 2008, including any amendments thereto.

MWI Processing Agreement Proceeds. The term "MWI Processing Agreement Proceeds" means the aggregate payments received during any calendar month by Co-Borrowers under the MWI Processing Agreement adjusted for any negative or positive non-monthly recurring items, for example, specific chargebacks or annual fees.

MWI Tri-Party Agreement. The term “MWI Tri-Party Agreement” means an agreement substantially in the form of Exhibit B to this Agreement, executed by MWI, the applicable Co-Borrower(s) and RBL.

Note. The term "Note" means the Term Loan Note.

NPC Processing Agreement. The term “NPC Processing Agreement” means the Marketing Agreement executed by and among BPS and National Processing Company (“NPC”), dated as of June 26, 2000, including any amendments thereto.

NPC Processing Agreement Proceeds. The term "NPC Processing Agreement Proceeds" means the aggregate payments received during any calendar month by Co-Borrowers under the NPC Processing Agreement adjusted for any negative or positive non-monthly recurring items, for example, specific chargebacks or annual fees.

NPC Tri-Party Agreement. The term “NPC Tri-Party Agreement” means that certain agreement executed by BPS, as successor in interest to Business Payment System, LLC, NPC and RBL effective as of July 30, 2007, as amended, a copy of which is attached hereto as Exhibit F.

Obligations. The term "Obligations" means, collectively, all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, now or hereafter owed to RBL by Co-Borrowers evidenced by or arising under, by virtue of or pursuant to this Agreement, the Note or any other of the Loan Instruments, together with all costs, expenses and reasonable attorneys' fees incurred by RBL in the enforcement or collection thereof, whether such indebtedness, obligations and liabilities now exist or hereafter arise.

Permitted Liens. The term "Permitted Liens" means, collectively: (i) mechanics', materialmen's, carriers', warehousemen's and similar Liens arising by operation of law and arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than sixty (60) days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest any proceedings commenced for the enforcement of such Liens shall have been duly suspended and provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP; (ii) Liens arising in connection with worker's compensation, unemployment insurance, old age pensions and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest any proceedings commenced for the enforcement of such Liens shall have been duly suspended and provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP; (iii) Liens granted to RBL pursuant to any of the Loan Instruments; (iv) other Liens arising in the ordinary course of Co-Borrowers’ business other than to secure the repayment of borrowed money; and (v) those liens and encumbrances described on Exhibit C attached hereto and made a part hereof for all purposes.

Person. The term "Person" means any individual, firm, corporation, association, partnership, joint venture or other entity.

Prepayment Premium. The term "Prepayment Premium" means a fee equal to either (i) three percent (3%) of the aggregate principal balance of the Note outstanding if the pre-payment of the Note takes place on or after the First Anniversary Date, (ii) two percent (2%) of the aggregate principal balance of the Note outstanding if the pre-payment of the Note takes place on or before the Second Anniversary Date or (iii) zero percent (0%) of the principal balance of the Note outstanding if the pre-payment of the Note takes place after the Second Anniversary Date.

Prime Commercial Rate. The term "Prime Commercial Rate" means a variable per annum interest rate equal at all times to the rate of interest established and quoted by Bank of America, or its successor, as its prime rate, such rate to change contemporaneously with each change in the established and quoted rate. In the event that such bank, during the term hereof, shall abolish or abandon the practice of publishing its prime rate, or should the same or any Replacement Prime Commercial Rate (as such term is hereinafter defined) become unascertainable, RBL shall select any alternative rate which in its reasonable judgment is substantially equivalent to the "Prime Commercial Rate" (or Replacement Prime Commercial Rate, as the case may be) being replaced, expressed as a per annum rate, and, effective as of the date notice of such selection is given by RBL to Co-Borrowers, such selected alternative rate of interest (the "Replacement Prime Commercial Rate") shall constitute the "Prime Commercial Rate." The Prime Commercial Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to a customer by RBL. RBL may make commercial loans or other loans at an interest rate per annum at, above or below the Prime Commercial Rate.

Proceeds. The term "Proceeds" shall have the meaning ascribed thereto in Section 8.01 of this Agreement.

Processing Agreement. The term “Processing Agreement” means any agreement between Co-Borrowers, jointly or severally, and any Person other than Cynergy, NPC, FTS, MWI, Sage and TransFirst, in which such Person agrees to perform the services performed pursuant to the applicable Processing Agreement or to perform services similar to those performed under the applicable Processing Agreement.

Processing Agreement Proceeds. The term "Processing Agreement Proceeds" means the aggregate payments received during any calendar month by Co-Borrowers under the Cynergy Processing Agreement, the NPC Processing Agreement, the FTS Processing Agreement, the MWI Processing Agreement, the Sage Processing Agreement and the TransFirst Processing Agreement adjusted for any negative or positive non-monthly recurring items, for example, specific chargebacks or annual fees.

RBL's Office. The term "RBL's Office" means the office of RBL located at the following address: 132 W 31st Street, 14th Floor, New York, NY 10001.

Sage Processing Agreement. The term “Sage Processing Agreement” means the Affiliate Office Agreement executed by and among FBS and Sage Payment Solutions, Inc. (“Sage”), dated as of August 10, 2005, including any amendments thereto.

Sage Processing Agreement Proceeds. The term "Sage Processing Agreement Proceeds" means the aggregate payments received during any calendar month by Co-Borrowers under the Sage Processing Agreement adjusted for any negative or positive non-monthly recurring items, for example, specific chargebacks or annual fees.

Sage Tri-Party Agreement. The term “Sage Tri-Party Agreement” means an agreement substantially in the form of Exhibit B to this Agreement, executed by Sage, the applicable Co-Borrower(s) and RBL.

Shareholders. The term "Shareholders" means each of the Persons identified on Exhibit D hereto.

Shareholder Distribution. The term "Shareholder Distribution" means any dividend, redemption or other acquisition for value of capital stock now or hereafter outstanding, return of capital or any distribution of assets to any of the Shareholders, including any repayment of debt owed to the Shareholders by Co-Borrowers.

Solvent. The term "Solvent" means, when used with respect to any Person, that: (i) the fair salable value of its assets is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, disputed or undisputed); (ii) it is able to pay its debts or obligations in the ordinary course as they mature; and (iii) it has capital sufficient to carry on its business and all business in which it is about to engage.

Term Loan. The term "Term Loan" means the indebtedness represented by the Term Loan Note(s).

Term Loan Installment(s). The term "Term Loan Installment(s)" shall have the meaning ascribed thereto in Section 3.01(e) of this Agreement.

Term Loan Maturity Date. The term "Term Loan Maturity Date" shall have the meaning ascribed thereto in Section 3.01(a) of this Agreement.

Term Loan Note. The term "Term Loan Note" shall have the meaning ascribed thereto in Section 3.01(c) of this Agreement.

Term Loan Rate. The term "Term Loan Rate" shall have the meaning ascribed thereto in Section 3.01(d) of this Agreement.

TransFirst Processing Agreement. The term “TransFirst Processing Agreements” means the Independent Sales Organization Sales, Marketing, and Servicing Agreement executed by and among HPS and TransFirst Merchant Services, Inc. (“TF”), effective as of September 21, 2005 and that certain Agent Agreement between HPS and Payment Resources International, Inc. (“PRI” and, together with TF, “TransFirst”) effective as of August 17, 2004, including any amendments thereto.

TransFirst Processing Agreement Proceeds. The term "TransFirst Processing Agreement Proceeds" means the aggregate payments received during any calendar month by Co-Borrowers under the TransFirst Processing Agreements adjusted for any negative or positive non-monthly recurring items, for example, specific chargebacks or annual fees.

TransFirst Tri-Party Agreement. The term “TransFirst Tri-Party Agreement” means an agreement substantially in the form of Exhibit B to this Agreement, executed by TransFirst, the applicable Co-Borrower(s) and RBL.

Tri-Party Agreement. The term “Tri-Party Agreement” means an agreement substantially in the form of Exhibit B to this Agreement, executed by a processor, the applicable Co-Borrower(s) and RBL.

UCC. The term "UCC" means the New York Uniform Commercial Code, as amended and as may hereafter be further amended or revised.

ARTICLE II

Representations and Warranties of Co-Borrowers

Section 2.01. Representations and Warranties of Co-Borrowers. To induce RBL to enter into this Agreement and to make the Term Loan, Co-Borrowers represent and warrant to RBL that:

(a) Organization/Standing. Co-Borrowers are and will continue to be a duly formed and validly existing corporation or limited liability company in good standing under the laws of its State of formation. Each of Co-Borrowers are duly qualified and in good standing as a foreign corporation or limited liability company, and are duly authorized to do business, in each jurisdiction in which the failure to so qualify would have a material adverse effect on the condition (financial or otherwise), properties, business, prospects or results of operations of Co-Borrowers.

(b) Right and Power. Co-Borrowers have full right, power and authority, corporate and otherwise, to own the Collateral, to execute and deliver the Loan Instruments, to borrow funds, and to otherwise consummate the transactions contemplated by this Agreement.

(c) Authorization, Validity and Binding Effect. The execution, delivery and performance by Co-Borrowers of the Loan Instruments, and the borrowing contemplated thereunder, have been duly authorized by all necessary company action taken on the part of Co-Borrowers. This Agreement does, and the other Loan Instruments will, when duly executed and delivered, constitute valid, legal and binding obligations of Co-Borrowers enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, and other laws affecting creditors’ rights generally, and by general equitable principles.

(d) Litigation. There is no action, litigation or proceeding pending or threatened against or involving Co-Borrowers or the Collateral in any court or before or by any agency or regulatory body which could result in a judgment or liability against Co-Borrowers or the Collateral or which could materially adversely affect any material asset of Co-Borrowers, including without limitation all or any part of the Collateral, or the income of Co-Borrowers or right of Co-Borrowers to carry on its businesses as now conducted or as intended to be conducted. Co-Borrowers are not in material default with respect to any order, writ, injunction, decree or demand of any court or regulatory body and are not in violation of any material ordinance, law or regulation of any governmental authority applicable to Co-Borrowers or their businesses or properties.

(e) Articles of Incorporation. The certified copies of the Articles of Incorporation or formation delivered on behalf of Co-Borrowers to RBL on the date hereof are a true, complete and correct copy of the Articles of Incorporation or formation, as in effect on the Closing Date.

(f) Articles of Organization. The copies of the Articles of Organization certified and delivered on behalf of Co-Borrowers to RBL on the date hereof are a true, complete and correct copy of the Articles of Organization, as in effect on the Closing Date.

(g) Other Commitments, etc. Neither the execution of, nor the consummation of the transactions and borrowing contemplated by the Loan Instruments, nor compliance with the terms and provisions of the Loan Instruments, will conflict with, result in a breach of, or constitute a default under any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws or any agreement, lease, indenture, mortgage, deed of trust, land contract, license or other instrument to which Co-Borrowers are a party or by which Co-Borrowers or any of their assets are or may be bound or affected or to which Co-Borrowers are subject, or any law, regulation, order, writ, injunction or decree of any court or agency or regulatory body having jurisdiction over Co-Borrowers or their assets.

(h) Payment of Taxes. Co-Borrowers have filed all tax returns which were required to be filed by it prior to and as of the date of this Agreement and has paid all taxes and assessments which to Co-Borrowers’ knowledge are payable by them, to the extent that the same have become due and payable and before they became delinquent. Co-Borrowers do not know of any proposed material tax assessment against them or any of their properties for which adequate provision have not been made on their books.

(i) Governmental Consents. There are no governmental authorizations, permits, certificates, licenses, filings, registrations, approvals or consents which must be obtained, received or made, and which have not been obtained, received or made as of the date of this Agreement, for Co-Borrowers lawfully to (i) make, execute and deliver the Loan Instruments or (ii) perform all of their obligations under the Loan Instruments.

(j) Compliance. Co-Borrowers are in compliance with and in conformity to all laws, ordinances, rules, regulations, and all other legal requirements the violation of which would have a material, adverse effect on their businesses, financial condition or properties.

(k) Use of Proceeds. The proceeds of the Term Loan will be used to consolidate debt of Co-Borrowers and for working capital.

(l) Fictitious Names. Co-Borrowers have not, during the preceding six (6) years, been known as or used any other corporate or fictitious names and Co-Borrowers shall not change their corporate name or operate under a fictitious name without giving at least twenty (20) days prior written notice to RBL.

(m) ERISA Compliance. If and to the extent applicable to Co-Borrowers, Co-Borrowers are in compliance with ERISA and, without limitation of the foregoing, no fact including, but not limited to, any "reportable event" (as such term is defined in ERISA) exists or shall exist during the term of this Agreement in connection with any "Employee Pension Benefit Plan," as such term is defined in ERISA, or any such plan currently in effect which might constitute grounds for the termination of any such plan by the "Pension Benefit Guaranty Corporation," as such term is defined in ERISA, or for the appointment by the appropriate United States District Court of a trustee to administer such plan, and Co-Borrowers have not received any notice to the effect that they are not in full compliance with any of the requirements of ERISA. No such plan maintained by Co-Borrowers, nor any trust created thereunder, has incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA, nor does the present value of all benefits vested under all such plans exceed, as of the last annual valuation date, the value of the assets of such plans allocable to such vested benefits.

(n) Labor or Other Agreements. There are no labor agreements between Co-Borrowers and the representative of any of the employees of Co-Borrowers. Except for commitments by Co-Borrowers to pay Downline Agent commissions, Co-Borrowers have no contractual obligations to pay any Person a fixed amount of money, whether periodically or in a lump sum, in respect to the Processing Agreement Proceeds. Any payments made by Co-Borrowers in respect of the Processing Agreement Proceeds are due as compensation to the Person for originating the merchants (“Downline Agent”) and are variable payments based upon the actual Processing Agreement Proceeds received on that portion of the Merchant Base which the Downline Agent was responsible for originating. Any such payments are in line with standard industry practices.

(o) Solvency. Co-Borrowers are Solvent and will continue to be Solvent following the consummation of the transactions contemplated by this Agreement.

(p) Location of Co-Borrowers. The chief executive office and principal place of business of each of Co-Borrowers is 3363 NE 163rd Street, Suite 705, North Miami Beach, FL 33160.

(q) Financial Statements. The Financial Statements of Co-Borrowers previously delivered to RBL in connection with Co-Borrowers’ application for the Term Loan (the "Current Financial Statements") correctly and fairly present the financial condition and results of operations of Co-Borrowers as of the dates and for the periods shown and covered thereby. Co-Borrowers have no material liabilities, direct, indirect, contingent or otherwise, not shown on the Current Financial Statements, and there has been no material, adverse change in their assets or condition (financial or otherwise) since that date of the Current Financial Statements.

(r) Title to Assets and Properties. Co-Borrowers have good and marketable title to all of the properties and assets pertaining to Co-Borrowers and all properties and assets acquired by Co-Borrowers prior to the date hereof, except for such assets as have been disposed of in the ordinary course of business or are no longer used or useful in the conduct of its business.

(s) No Casualty. Since the date of the Current Financial Statements pertaining to Co-Borrowers, no damage, injury or adverse impairment of or to the Collateral by virtue of casualty or other cause has occurred.

(t) Cynergy Processing Agreement. The copy of the Cynergy Processing Agreement delivered by Co-Borrowers to RBL, and attached hereto as Exhibit A, is a true, accurate and complete copy of such agreement in the form existent on the Closing Date.

(u) Other Processing Agreements. The copies of the NPC Processing Agreement, FTS Processing Agreement, MWI Processing Agreement, Sage Processing Agreement and TransFirst Processing Agreement previously provided to RBL are true, accurate and complete copies of such agreements in the form existent on the Closing Date.

Section 2.02. Full Disclosure—Survival of Representations and Warranties. Co-Borrowers further warrant to RBL that: (a) none of the written statements, representations or warranties furnished by Co-Borrowers to RBL in connection with this Agreement or any of the other Loan Instruments contain or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained therein or herein, in light of the circumstances when made, not misleading and (b) there is no fact which Co-Borrowers have not disclosed to RBL in writing which materially adversely affects or which would reasonably be expected to materially adversely affect the Collateral or the condition (financial or otherwise) of Co-Borrowers. All representations and warranties made by Co-Borrowers under or in connection with any of the Loan Instruments shall survive the making of the Term Loan provided for herein and issuance and delivery of the Note to RBL, notwithstanding any investigation made by RBL or on RBL's behalf.

ARTICLE III

Borrowing Terms

Section 3.01. The Term Loan

(a) Term Loan—In General. RBL has heretofore agreed, on the terms and subject to the conditions hereinafter set forth, to lend to Co-Borrowers up to Ten Million and 00/100 dollars ($10,000,000.00) (the “Maximum Funding Amount”) subject to the terms and conditions of this Agreement and the Term Loan Notes, for the term ending on that date (the "Term Loan Maturity Date") which is the earlier of: (a) the date on which Co-Borrowers have fulfilled all of their obligations under this Agreement and the Loan Instruments, (b) that date on which RBL accelerates payment of the Term Loan or (c) that date on which Co-Borrowers exercise their prepayment options in their entirety.

(b) Term Loans. The initial loan will be funded on or before July 10, 2014 and will be in the amount of Three Million Two Hundred Fifty Thousand and 00/100 dollars ($3,250,000.00). Thereafter, Co-Borrowers may make written requests to RBL for additional loans under this Agreement, which request will state the amount of the loan requested and the purpose of the loan. Subject to the condition that the purpose of the loan is for general working capital purposes or to support the growth of Co-Borrowers and that at the time a loan is made under this Agreement (i) no more than eighteen (18) months have elapsed since the Closing Date, (ii) no less than thirty (30) days have elapsed since the previous funding under this Agreement, (iii) the amount of the loan requested and available hereunder is not less than One Hundred Thousand and 00/100 dollars ($100,000.00), (iv) Co-Borrowers have satisfied all of the conditions in Article V of this Agreement, (v) Co-Borrowers are in compliance with all of Co-Borrower’s covenants in Article VI of this Agreement, (vi) all of the representations and warranties of Co-Borrowers set forth in Article II of the Agreement remain true and correct, (vii) C0-Borrowers are not in breach of any of Co-Borrowers’ other duties or obligations under this Agreement, (viii) there has been no Material Adverse Event and (ix) the amount Co-Borrowers request will not cause the aggregate amount of fundings under this Agreement to exceed the Maximum Funding Amount, RBL will lend to Co-Borrowers an amount not to exceed the difference between (1) the average total Processing Agreement Proceeds received by Co-Borrowers over the previous three (3) months times a multiple equal to twelve (12) and (2) the total amount of the previous loans made to Co-Borrowers under this Agreement.

(c) Term Loan Note. Co-Borrowers’ obligation to pay the principal of, and interest on, any loan made pursuant to this Agreement shall be evidenced by a promissory note payable to the order of RBL executed and delivered by Co-Borrowers to RBL pursuant to and in accordance with Section 5.01(c) of this Agreement, in form and substance the same as Exhibit E attached hereto and made a part hereof for all purposes, and being referred to herein, together with all extensions, renewals and replacements thereof, as any of the foregoing may be amended and/or restated from time to time and at any time, as a "Term Loan Note". Each Note shall (i) be in the face amount of the loan being made at that time, (ii) state the Term Loan Rate applicable to that Note, and (iii) state the repayment schedule for that Note. Each Note related to this Agreement shall be numbered, with the first Note being Note 1, and each Note thereafter being numbered sequentially.

(d) Interest on the Term Loan. Each loan under this Agreement shall be evidenced by a Term Loan Note executed by Co-Borrowers in the principal amount of the loan and shall bear interest: (1) from and after the date of the Note until the Note Maturity Date, at a fixed rate per annum equal to the higher of (i) thirteen and ninety one hundredths percent (13.90%) or (ii) the Prime Commercial Rate as of five (5) business days prior to the date of the Note plus ten and sixty-five one hundredths percent (10.65%) (“Term Loan Rate”), and (2) after the Loan Maturity Date until paid in full, at a rate per annum equal to the Default Rate. Such interest calculations are on a per annum basis, compounded monthly.

(e) Payments Required. Payments under the Term Loan Note(s) (referred to herein collectively as “Term Loan Installments” and individually as a “Term Loan Installment”) shall be made in accordance with the terms and conditions set forth in each Term Loan Note. Except for those terms specific to each loan which are subject to the terms of this Agreement, for example, the date, the loan amount, the interest rate and the interest only period, if any, the general terms and conditions of each Term Loan Note shall be identical to that of the Term Loan Note for the initial funding under this Agreement.

(f) Accelerated Payment Schedule. In the event that either (i) the Cash Flow Ratio as at the end of any calendar month is less than 4:1 or (ii) there is a Material Adverse Event, then Co-Borrowers shall begin, as of the next date that a Term Loan Installment would fall due, making payments of principal and interest equal to two (2) times the Term Loan Installments (referred to herein collectively as "Accelerated Term Loan Installments" and individually as a "Accelerated Term Loan Installment"). Accelerated Term Loan Installments shall be applied first to accrued interest, then to other Obligations, and, finally, to the remaining principal balance of the Term Loan Notes. RBL's receipt of Accelerated Term Loan Installments shall not constitute a prepayment. In the event that Co-Borrowers begin making Accelerated Term Loan Installments but the Cash Flow Ratio as at the end of any calendar month is equal to or greater than 4:1 for two (2) consecutive months, then Co-Borrowers shall resume, as of the next date that an Accelerated Term Loan Installment would fall due, making payments of principal and interest in an amount equal to the Term Loan Installments.

(g)    Prepayment of the Term Loan. Co-Borrowers may not prepay the principal of any Term Loan without (i) paying the Prepayment Premium, and (ii) paying all other amounts outstanding under the Term Loan Note being prepaid; and paying any Backend Financing Fees that may be due pursuant to the terms of this Agreement.

(h)   Financing Fee. In addition to all other amounts due hereunder, Co-Borrowers agree to pay to RBL an upfront financing fee equal to Two percent (2%) of the face amount of each Term Loan Note and a backend financing fee equal to Four percent (4%) of the face amount of each Term Loan Note (the “Backend Financing Fee”). RBL agrees to finance the upfront fee as part of the applicable Term Loan. Co-Borrowers shall pay the Backend Financing Fee at the same time as the final Term Loan Installment of each Term Loan.

(i)    Extension of Interest Only Period. Each Term Loan Note may include an interest only period. As of the Closing Date, Note 1 will have an interest only period of six (6) months. Subsequent Notes will contain interest only periods with a duration equal to the then remaining interest only period in Note 1. Notwithstanding anything to the contrary herein or in the Note(s) RBL agrees that if Co-Borrowers have (a) boarded a minimum of five hundred (500) new merchants during the six month period following the Closing Date and (b) the Processing Agreement Proceeds for the most recent month prior to any funding date are equal to or greater than Two Hundred Seventy-five Thousand and 00/100 dollars ($275,000.00) then RBL shall extend the interest only period on Note 1 and any other outstanding Notes by an additional six (6) months. To effect the intentions of this Section 3.01(i), RBL will prepare replacement Term Loan Notes for each outstanding Term Loan Note which shall become effective if and only if properly executed by Co-Borrowers.

Section 3.02. Payments/Late Payments

(a) All Term Loan Installments (or Accelerated Term Loan Installments) to be made by Co-Borrowers on account of the Term Loan shall be made to RBL's Office not later than 11:00 A.M. (Chicago time) on the date when due in each case in lawful money of the United States of America and in immediately available funds. Co-Borrowers hereby authorize and direct Cynergy, NPC, FTS, MWI, Sage and TransFirst pursuant to the respective Tri-Party Agreement, to pay from amounts due to Co-Borrowers pursuant to the respective Processing Agreements all payments owing hereunder, in accordance with the terms of the applicable Tri-Party Agreement.

(b) In the event any Term Loan Installment or Accelerated Term Loan Installment due under the Note is not received by RBL in full within ten (10) days after the due date thereof, and the same subsequently is received and accepted by RBL, Co-Borrowers shall pay RBL on demand a late charge in the amount of five percent (5%) of the amount of the delinquent Term Loan Installment or Accelerated Term Loan Installment.

(c) Monies received by RBL shall be reasonably applied to the Obligations in a manner determined by RBL in its sole discretion. Co-Borrowers shall not have the right to reborrow any amounts repaid under the Term Loan. Any monies received other than on the date that a Term Loan Installment or Accelerated Term Loan Installment first becomes due shall, if received prior thereto and except as provided in Section 3.01(g), be applied on the date that the next Term Loan Installment or Accelerated Term Loan Installment falls due.

Section 3.03. Collection Costs. All amounts payable by Co-Borrowers under or pursuant to this Agreement, the Term Loan Note and/or any of the Loan Instruments shall be payable without relief from valuation and appraisement laws, and with all collection costs and reasonable attorneys' fees.

Section 3.04. Closing. Closing of the Term Loan shall be held on the Closing Date, at RBL's Office or such other place as it may direct. On or prior to the Closing Date, Co-Borrowers shall have fulfilled the conditions specified in Section 5.01 of this Agreement and shall at the closing deliver to RBL those Loan Instruments required to be delivered by Co-Borrowers to RBL pursuant to subsection 5.01(c) of this Agreement.

ARTICLE IV

Security for Obligations

Section 4.01. Security for Obligations. Payment of the Obligations at all times shall be secured by a first and prior security interest in the Collateral, subject only to Permitted Liens.

ARTICLE V

Borrowing Conditions

Section 5.01. Conditions Precedent to Term Loan. The obligations of RBL hereunder to make the Term Loan shall be subject to full satisfaction of the following conditions precedent:

(a) General. All documents and legal matters relating to the Term Loan hereunder and all proceedings to be taken on or prior to the Closing Date in connection with the performance of this Agreement shall be satisfactory in form and substance to RBL, and RBL shall have received copies of all such documents and other evidence as it may reasonably require or request in order to establish and confirm that all necessary proceedings in connection with the Term Loan contemplated by this Agreement have been taken.

(b) No Changes. On the Closing Date, there shall not have been any material adverse change in the assets or condition (financial or otherwise) of Co-Borrowers, as such assets or conditions are reflected in the Financial Statements that have been provided to RBL in connection with Co-Borrowers’ application for the Term Loan.

(c) Conditions Precedent to Closing. On or prior to the Closing Date, RBL shall have received:

(i)	Certain Agreements. A true, accurate and complete copy of the Cynergy Processing Agreement;

(ii)	Incumbency Certificate/Corporate Resolutions. The Corporate Resolutions and a certificate of the president or the secretary of each of Co-Borrowers certifying the names of the officers of each Co-Borrower authorized to sign the Loan Instruments, together with a sample of the true signature of each such officer;

(iii)	Constituent Documents. A Certificate of Good Standing for Co-Borrowers dated no more than twenty (20) days prior to the Closing Date and a copy of Co-Borrowers’ Articles of Incorporation and By-Laws.

(iv)	Agreement. An original of this Agreement, duly authorized and executed by Co-Borrowers.

(d) Conditions Precedent to the initial Funding. On our prior to the Initial Funding Date, RBL shall have received:

(i)	Note. The Note 1, duly authorized, executed and delivered by Co-Borrowers, and in compliance with the provisions of Article III of this Agreement;

(ii)	Tri-Party Agreement with Cynergy. A copy of the Cynergy Tri-Party Agreement duly authorized and executed by Cynergy, Co-Borrowers and RBL.

(e) Conditions Precedent to subsequent Fundings. On our prior to each Note Closing Date, RBL shall have received:

(i)	Note. The applicable Term Loan Note, duly authorized, executed and delivered by Co-Borrowers, and in compliance with the provisions of Article III of this Agreement;

(ii)	Pay Proceeds Letter. A pay proceeds agreement detailing distribution of the proceeds of the Term Loan Note.

ARTICLE VI

Affirmative and

Negative Covenants of Co-Borrowers

Section 6.01. Affirmative Covenants of Co-Borrowers. Until payment in full of all of the Obligations and the performance by Co-Borrowers of all of its other obligations under the Loan Instruments, Co-Borrowers covenant and agree that, unless RBL shall otherwise consent in writing as provided in Section 9.05 hereof, they will:

(a) Insurance. At all times maintain insurance customary and reasonable to protect the Collateral and the assets of Co-Borrowers and with such other coverages as reasonably may be required by RBL from time to time, all such insurance to be issued by financially secure and reputable insurer(s). All such policies of insurance shall be in form and substance reasonably satisfactory to RBL

(b) Workmen's Compensation. Maintain workmen's compensation insurance in such amounts as may be required by applicable law.

(c) Books, Existence, etc. Keep proper, accurate and complete books of account and do or cause to be done all things necessary to: (i) preserve its existence under the laws of the State where each entity is incorporated; (ii) remain or become a corporation qualified and/or authorized to engage in business in good standing in all other jurisdictions in which the character of its properties or the transaction of its business make such qualifications and/or authorization necessary and the failure to be so qualified would have a material adverse effect on Co-Borrowers; and (iii) preserve and maintain in full force and effect all other qualifications, certificates or licenses required for the conduct of the businesses of Co-Borrowers except where the failure to do so would not have a material would not have a material adverse effect on Co-Borrowers.

(d) Payment of Taxes. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or on income or profits or upon property belonging to it prior to the date on which penalties attach thereto and all lawful claims and debts which, if unpaid, might become a lien or charge upon the property of Co-Borrowers, provided that Co-Borrowers shall not be required to pay any such tax, assessment, charge, levy or claim for which Co-Borrowers have obtained a bond or insurance, or for which it has established a reserve and the payment of which is being contested in good faith and by appropriate proceedings which are being reasonably and diligently pursued.

(e) Financial and Other Reports. Maintain a standard system of accounting in accordance with GAAP and furnish or cause to be furnished to RBL:

(i)	As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Co-Borrowers ending after the Closing Date, annual Financial Statements for Co-Borrowers, each based upon Co-Borrowers’ internal statements and reviewed by an accounting firm reasonably acceptable to RBL;

(ii)	Within forty-five (45) days after filing, true and correct copies of all state and federal tax returns filed by Co-Borrowers;

(iii)	Such other reports and additional financial and other information relating to the business, affairs and financial condition of Co-Borrowers and with respect to the Collateral as RBL reasonably may request in writing from time to time, including but not limited to (x) interim financial information, based upon the Co-Borrowers’ internal figures, on a quarterly basis or such other frequency as RBL may reasonably require and (y) on a monthly basis, and by the 30th day following any particular month, Co-Borrowers shall deliver to RBL a readable electronic data file with respect to the Processing Agreements, which information shall detail such matters as, without limitation, active merchant accounts, new merchant additions, merchant closures and/or cancellations, processing volume and aggregate Processing Agreement Proceeds distributed to Co-Borrowers for the given month, and all commissions payable to downlines resulting from the Processing Agreement Proceeds.

(f) Access to Premises and Records. At all reasonable times and as often as RBL may reasonably request, permit authorized representatives of RBL to: (i) have access, upon reasonable notice and during normal business hours to the Collateral and to the financial records of Co-Borrowers and other records relating to the operations and procedures of Co-Borrowers; and (ii) discuss the affairs, finances and accounts of Co-Borrowers with, and be advised as to the same by, the officers of Co-Borrowers, all as shall be relevant to the performance or observance of the terms, covenants and conditions of this Agreement or the other Loan Instruments or the financial condition of Co-Borrowers, provided that Co-Borrowers cannot be required to violate Association Rules, Privacy Act guidelines or any other Legislative Act as it relates to non-public, personal information.

(g) Litigation. Notify RBL in writing, promptly upon learning thereof, of any litigation commenced against Co-Borrowers that may have a material adverse effect on the business, assets, operations, prospects or financial or other condition of Co-Borrowers, Co-Borrowers’ ability to pay the Obligations in accordance with the terms of this Agreement, or the Collateral.

(h) Notices. Immediately inform RBL by written notice of the occurrence of any event or condition of any nature that constitutes or may reasonably be expected to constitute an Event of Default.

(i) Payment of Debt. Pay, when due, all Debt of Co-Borrowers payable to any Person, excepting only any Debt the payment of which is subordinated to the payment of the Obligations.

(j) Compliance with ERISA. At all times comply in all material respects with all of the requirements of ERISA, to the extent the same may be applicable to Co-Borrowers. Promptly upon becoming aware of the occurrence or a "reportable event" or "prohibited transaction" (as those terms are defined by ERISA), with respect to any plan or trust under which Co-Borrowers are the employer or to which they are a party, Co-Borrowers will give RBL notice thereof and the penalties applicable thereto, the action which Co-Borrowers are taking or proposes to take with respect thereto and, when known, the action taken by any enforcement authority having or asserting jurisdiction.

(k) Comply With Laws. Perform and promptly comply, and cause all property of Co-Borrowers to be maintained, used and operated in accordance, in each case in all material respects, with all: (i) present and future laws, ordinances, rules, regulations, orders and requirements (including, without limitation, zoning ordinances, building codes and environmental laws, and the regulations adopted pursuant thereto and any other similar applicable federal, state or local laws, rules, regulations or ordinances) of every duly constituted governmental or quasi-governmental authority or agency applicable to Co-Borrowers, or any of their properties; (ii) similarly applicable orders, rules and regulations of any regulatory, licensing, accrediting, insurance underwriting or rating organization or other body exercising similar functions, to the extent usually complied with by companies engaged in similar businesses and owning similar properties in the same general areas in which Co-Borrowers operates; and (iii) similarly applicable duties or obligations of any kind imposed under any certificate of occupancy or otherwise by law, covenant, conditions, agreement or easement, public or private.

(l) Maintenance of Property. Except as to equipment or inventory no longer used or useful to the business of Co-Borrowers, keep and maintain their equipment in good operating condition and repair (ordinary wear and tear excepted) and make all necessary replacements thereof and renewals thereto so that the value thereof and the operating efficiency of Co-Borrowers shall at all times be maintained and preserved. Co-Borrowers shall not permit their equipment to be operated or maintained in violation of any applicable law, statute, rule or regulation and, with respect to all items of leased equipment, Co-Borrowers shall keep, maintain, repair, replace and operate such leased equipment in accordance with the terms of the applicable lease, in either case, to the extent necessary, in the aggregate, to avoid any materially adverse impact to Co-Borrowers.

(m) Pay Loan, Obligations, Etc. Pay the Note (including all interest and other charges and premiums which hereafter accrue thereon or are payable with respect thereto) and all other Obligations in accordance with the terms of this Agreement and the other Loan Instruments.

(n) Minimum Cash Flow Ratio. Maintain a Cash Flow Ratio of not less than 3:1 as at the end of each calendar month during the Loan Term.

(o) Compliance with Certain Agreements. Comply with all of the terms and conditions of the Cynergy Processing Agreement.

(p) Officer Certification. Submit, upon request, a certificate, executed by the chief financial officers of Co-Borrowers, certifying that Co-Borrowers are in compliance with all of the terms and conditions of (i) this Agreement and (ii) the Cynergy Processing Agreement, the NPC Processing Agreement, the FTS Processing Agreement, the MWI Processing Agreement, the Sage Processing Agreement and the TransFirst Processing Agreement.

Section 6.02. Negative Covenants of Co-Borrowers. Until repayment in full of all of the Obligations and the performance by Co-Borrowers of all of their other obligations under the Loan Instruments, Co-Borrowers covenant and agree that, unless the prior written consent of RBL, not to be unreasonably withheld, is obtained as provided in Section 9.05 hereof, it will not:

(a) Disposition of Assets. Sell, lease, assign, transfer or otherwise dispose of any of Co-Borrowers’ rights, title or interests in and to the Collateral, excepting only sales or other dispositions of obsolete equipment or equipment being replaced in the ordinary course of Co-Borrowers’ business.

(b) No Liens. Create or permit any Lien upon any part of the Collateral other than Permitted Liens.

(c) No Guarantees or Contingent Obligations. Except pursuant to this Agreement, guarantee, assume or otherwise become directly or contingently liable for, the Debt of any Person.

(d) Limitations on Extensions of Credit. Make any loan or advance or extend any credit, other than credit extended in the normal course of business, to any Person in excess of Five Hundred Thousand and 00/100 dollars ($500,000.00) in the aggregate.

(e) No Changes in Business. Make or permit to be made any material change in the character of its business as conducted on the Closing Date.

(f) No Amendments/Modifications to Constituent Documents. Permit any Person to amend, modify, restate or otherwise change in any way the Articles of Incorporation or By-Laws without first receiving the written consent of RBL if, in the reasonable opinion of RBL following notice from Co-Borrowers, receipt of Co-Borrowers’ written evaluation of the proposed change, and a reasonable opportunity to consider such matter, the effect of such amendment, modification, restatement or other change is or may be material and adverse to the (i) financial condition or prospects of Co-Borrowers, (ii) any of the rights of RBL under the Loan Instruments or (iii) any of the Collateral.

(g) No Additional Debt. Create, incur, assume or suffer to exist any Debt for money borrowed or for the deferred payment of the price of property acquired, excepting only (i) the Obligations, and (ii) trade Debt incurred by Co-Borrowers in the ordinary course of its business as it is now conducted.

(h) No Prepayments of Debt. At any time while an Event of Default shall exist, prepay any Debt to any Person other than RBL.

(i) Acquisition of Capital Stock. Redeem or acquire any of its own capital stock except through the use of the net proceeds from the simultaneous sale of an equivalent amount of its capital stock for the same or greater purchase or redemption price.

(j) Shareholder Distributions. Declare or pay any Shareholder Distributions without the prior written consent of RBL, which consent shall be exercised in RBL's sole discretion, except upon notice to RBL when necessary for shareholders to pay income taxes.

(k) Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate on terms that are less favorable to Co-Borrowers than those which might be obtained at the time from persons or entities that are not affiliated with Co-Borrowers.

(l) Amend Certain Agreements. Permit any Person to, amend, modify, restate, cancel or otherwise change in any material way the Cynergy Processing Agreement.

(m) Intentionally Deleted.

(n) Other Processing Agreements.  Enter into any other Processing Agreements.

(o) Transfer of Merchant Base.     Transfer the processing services for the Merchant Base, or any portion thereof, from the Merchant’s current processor to any processor other than Cynergy.

(p) Sale of Merchant Base.               Sell or transfer the Merchant Base, or any portion thereof, to another Person.

(q) Advances.   Co-Borrowers may not receive any advances from Cynergy or any other Processor.

(r) Change of Principal Place of Business.   Change their principal place of business from the location set forth in Section 2.01(p) without at least twenty (20) days prior written notice to RBL.

ARTICLE VII

Events of Default--Acceleration

Section 7.01. Acceleration of Obligations. Upon the happening of any Event of Default, or at any time thereafter during the continuance of such Event of Default, RBL shall be entitled, by seven (7) days written notice to Co-Borrowers, to declare the Note and all other payments required to be made under the Note or under any of the Loan Instruments to be immediately due and payable, without presentation, demand, protest, notice of protest, or other notice of dishonor of any kind, all of which are hereby expressly waived. Upon the occurrence of an Event of Default and RBL's election to accelerate the maturity of the Note RBL shall be entitled to enforce any and all of its rights under the Loan Instruments.

Section 7.02. Events of Default. Each of the following events shall constitute an "Event of Default" for purposes of this Agreement and each such Event of Default shall be deemed to exist and continue so long as, but only so long as, it shall not have been remedied:

(a)         Co-Borrowers shall fail to pay, within ten (10) days of when due, any amount payable under the Term Loan Note or any of the other Obligations.

(b)         Co-Borrowers shall default in the due observance or performance of any other covenant, condition or agreement on the part of Co-Borrowers to be observed or performed pursuant to the terms of this Agreement or any of the other Loan Instruments, and such default shall continue unremedied for a period of thirty (30) days after written notice from RBL

(c)         Any representation, warranty, statement, affidavit or certificate given or furnished at any time by Co-Borrowers to RBL shall prove to be incorrect or misleading in any material respect as of the date as of which the representation, warranty, statement, affidavit or certificate was given, stated or certified, and such incorrect matter has a material adverse effect upon RBL.

(d)         Any of the Co-Borrowers shall make an assignment for the benefit of creditors, shall become insolvent, or shall admit in writing inability to pay its debts as they become due.

(e)         A decree or order for relief by a court having jurisdiction in the premises in respect of any of the Co-Borrowers shall be entered in an involuntary case under the United States Bankruptcy Code, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Co-Borrowers or for all or substantially all the property of any of the Co-Borrowers or ordering the winding up or liquidation of the affairs of any of the Co-Borrowers and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

(f)         A voluntary case shall be commenced by any of the Co-Borrowers under the United States Bankruptcy Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy, insolvency or other similar law, or any of the Co-Borrowers shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Co-Borrowers or for all or substantially all the property of any of the Co-Borrowers.

(g)         Any of the Co-Borrowers is wound up or liquidated or any action is taken which is reasonably expected to result in the winding up or liquidation of any of the Co-Borrowers.

(h)         The termination of the Cynergy Processing Agreement.

(i)         The breach or the occurrence of any event which with notice and/or the expiration of any cure period shall constitute a breach of the Cynergy Processing Agreement or which would materially adversely affect the amount of Cynergy Processing Agreement Proceeds expected to be received by Co-Borrowers.

(j)         The occurrence of a Material Adverse Event.

(k)         Within one hundred twenty (120) days of the Closing Date, the failure of Co-Borrowers to execute the FTS Tri-Party Agreement, the MWI Tri-Party Agreement, the NPC Tri-Party Agreement, the Sage Tri-Party Agreement and the TransFirst Tri-Party Agreement calling for the respective processor to pay the respective Processing Agreement Proceeds directly to RBL and thereafter, Co-Borrowers failure to fully cooperate with RBL to obtain the respective processor’s execution of the relevant Tri-Party Agreement.

ARTICLE VIII

Security Agreement

Section 8.01. Grant. Co-Borrowers hereby GRANT, PLEDGE, CONVEY and ASSIGN to RBL continuing security interests in the following property, wherever located, whether Co-Borrowers’ interest therein be as owner, co-owner, lessee, consignee, secured party or otherwise: all personal property, tangible and intangible, of Co-Borrowers, now owned and existing or hereafter acquired or arising, including, without limitation: (a) Accounts; (b) Inventory; (c) General Intangibles; (d) Documents; (e) Instruments; (f) Equipment; (g) all cash, and all demand, time, savings, passbook or like account maintained by Co-Borrowers with a bank, savings and loan association, credit union or like organization, and any other monies; (h) all books and records (including, without limitation, customer lists, credit files, computer programs, printouts and other computer materials and records) of Co-Borrowers pertaining to any of the property described in clauses (a) through (g); (i) all additions, accessions, accessories, and replacements of any of the property described in clauses (a) through (h); and (j) all Proceeds of all or any of the types or items of property described in clauses (a) through (i). (All of the foregoing-described property is referred to herein collectively as the "Collateral.") As used herein, the term: (i) "Accounts" means all rights to payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper (including the right to receive payments under the Cynergy Processing Agreement, the NPC Processing Agreement, the FTS Processing Agreement, the MWI Processing Agreement, the Sage Processing Agreement, the TransFirst Processing Agreement and/or any other Processing Agreements ), whether or not it has been earned by performance, now owned or hereafter acquired by Co-Borrowers, and shall also mean and include all accounts receivable, contract rights, book debts, notes, drafts and other obligations or indebtedness owing to Co-Borrowers arising from the sale, lease or exchange of goods or other property by it and/or the performance of services by it and all of Co-Borrowers’ rights in, to and under all purchase orders for goods, services or other property, and all of Co-Borrowers’ rights to any goods, services or other property represented by any of the foregoing (including returned or repossessed goods and unpaid sellers' rights of rescission, replevin, reclamation and rights to stoppage in transit), in each case whether now in existence or hereafter arising or acquired including, without limitation, the right to receive the proceeds of said purchase orders and contracts and all collateral security and guarantees of any kind given by any person with respect to any of the foregoing, and the term "Account" means any of the Accounts; (ii) "Documents" means all "documents" (as defined in the UCC) or other receipts covering, evidencing or representing goods, now owned or hereafter acquired by Co-Borrowers; (iii) "Equipment" means all goods and property of Co-Borrowers as constitutes "equipment" (as defined in the UCC) now owned or hereafter acquired by Co-Borrowers, including without limitation all motor vehicles, trucks and trailers; (iv) "General Intangibles" means all "general intangibles" (as defined in the UCC) now owned or hereafter acquired by Co-Borrowers, including, without limitation, (A) all obligations or indebtedness owing to Co-Borrowers (other than Accounts) from whatever source arising, (B) all patent licenses, patents, trademark licenses, trademarks, rights in intellectual property, goodwill, trade names, service marks, trade secrets, copyrights, permits and licenses, (C) all rights or claims in respect of refunds for taxes paid, and (D) all rights in respect of any pension plan or similar arrangement maintained for employees of Co-Borrowers; (v) "Instruments" means all "instruments", "chattel paper" or "letters of credit" (each as defined in the UCC), now owned or hereafter acquired by Co-Borrowers; (vi) "Inventory" means all "inventory" (as defined in the UCC), now owned or hereafter acquired by Co-Borrowers, wherever located, and shall also mean and include, without limitation, all raw materials and other materials and supplies, work-in-process and finished goods and any products made or processed therefrom and all substances, if any, commingled therewith or added thereto; and (vii) "Proceeds" means all "proceeds" (as defined in the UCC) of Accounts, Documents, Equipment, General Intangibles, Instruments or Inventory, including insurance proceeds and proceeds of all warranty and tort claims, and all Accounts, Documents, Equipment, General Intangibles, Instruments and Inventory arising from or received by Co-Borrowers in connection with the sale or disposition thereof.

The security interests hereby granted are to secure the prompt and full payment and complete performance of all Obligations to RBL hereunder.

The continuing security interests granted hereby shall extend to all present and future Obligations, whether or not such Obligations are reduced or extinguished and thereafter increased or reincurred, whether or not such Obligations are specifically contemplated as of the Closing Date. The absence of any reference in this Agreement to any documents, instruments or agreements evidencing or relating to any of the Obligations shall not limit or be construed to limit the scope or applicability of the security interest granted hereby.

Section 8.02. Representations Regarding the Collateral. Co-Borrowers hereby represent, warrant and covenant as follows: (a) except for the security interests granted hereby and Permitted Liens, Co-Borrowers shall be the sole and exclusive owner of the Collateral, and the Collateral is and shall remain free from any and all liens, security interests, encumbrances, claims and interests, and, except in respect of Permitted Liens, no security agreement, financing statement, equivalent security or lien instrument or continuation statement covering any of the Collateral is on file or of record in any public office; (b) Co-Borrowers shall not create, permit or suffer to exist, and shall take such action as is necessary to remove, any claim to or interest in or lien or encumbrance upon the Collateral except the security interest granted hereby and Permitted Liens, and shall defend the right, title and interest of RBL in and to the Collateral against all claims and demands of all persons and entities at any time claiming the same or any interest therein; (c) Co-Borrowers shall deliver to RBL at least twenty (20) days prior to the occurrence of any of the following events, written notice of such impending events: (i) a change in the principal place of business or chief executive office; (ii) the opening or closing of any place of business; (iii) a change in name, identity or corporate structure, or (iii) Co-Borrowers’ desire to move the Collateral from the location set forth in Section 2.01(p).

Section 8.03. Books and Records. Co-Borrowers shall at all times keep accurate and complete records of the Collateral and complete and accurate stock records, and at all reasonable times and from time to time upon reasonable notice and during normal business hours, shall allow RBL, by or through any of its officers, agents, attorneys or accountants, to examine, inspect and make extracts from such books and records and to arrange for verification of the Collateral directly with Account debtors or by other methods and to examine and inspect the Collateral wherever located. In addition, upon request of RBL, Co-Borrowers shall provide RBL with copies of agreements with, purchase orders from, and invoices to, the Account debtors, and copies of all shipping documents, delivery receipts, and such other documentation and information relating to the Collateral as RBL may reasonably require.

Section 8.04. Collateral Administration. Co-Borrowers hereby warrant, represent and covenant to RBL that Co-Borrowers shall promptly perform, on request of RBL, such acts as RBL may reasonably determine to be necessary or advisable to create, perfect, maintain, preserve, protect and continue the perfection of any lien and security interest provided for in this Agreement or otherwise to carry out the intent of this Agreement.

Section 8.05. Extensions and Compromises. With respect to any Collateral, Co-Borrowers assent to all extensions or postponements of the time of payment thereof or any other indulgence in connection therewith, to each substitution, exchange or release of Collateral, to the addition or release of any party primarily or secondarily liable, to the acceptance of partial payments thereon and to the settlement, compromise or adjustment thereof, all in such manner and at such time or times as RBL may deem advisable during the continuance of an Event of Default. RBL shall have no duty as to the collection or protection of Collateral or any income therefrom, nor as to the preservation of rights against prior parties, nor as to the preservation of any right pertaining thereto, beyond the safe custody of Collateral in the possession of RBL.

Section 8.06. Financing Statements. At the request of RBL, Co-Borrowers shall join with RBL in executing, delivering and filing one or more financing statements in a form reasonably satisfactory to RBL and shall pay the cost of filing the same in all public offices wherever filing is reasonably deemed by RBL to be necessary or desirable. A carbon, photographic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement. In addition, Co-Borrowers authorize RBL, at the expense of Co-Borrowers, to sign and file, without Co-Borrowers’ signature, such financing and continuation statements, amendments and supplements thereto, and other documents which RBL may from time to time deem reasonably necessary to perfect, preserve and protect its security interests in the Collateral or to enable RBL to exercise and enforce any of its rights, powers and remedies hereunder with respect to any of the Collateral.

Section 8.07. Attorney-in-Fact. In an Event of Default and after all cure periods are exhausted and upon thirty (30) days’ written notice from RBL, Co-Borrowers hereby irrevocably constitute and appoint RBL and any officer or agent thereof, with full power of substitution, as Co-Borrowers’ true and lawful attorney-in-fact with full irrevocable power and authority in its place and stead and in its name or in RBL's own name, from time to time in RBL's discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby grants to RBL the power and right, on behalf of Co-Borrowers, without notice to or assent: (a) to execute, file and record all such financing statements, certificates of title and other certificates of registration and operation and similar documents and instruments as RBL may reasonably deem necessary or desirable to protect, perfect and validate RBL's security interest in the Collateral; and (b) upon the occurrence and during the continuance of an Event of Default (i) to receive, collect, take, endorse, sign, and deliver in Co-Borrowers’ or RBL's name, any and all checks, notes, drafts, or other documents or instruments relating to the Collateral (ii) to notify postal authorities to change the address for delivery of Co-Borrowers’ mail to an address designated by RBL, (iii) to open such mail delivered to the designated address, (iv) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts and other documents relating to the Collateral; (v) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (vi) to defend any suit, action or proceeding brought with respect to any Collateral; (vii) to negotiate, settle, compromise or adjust any account, suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as RBL may deem appropriate; and (viii) generally, to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though RBL were the absolute owner thereof for all purposes, and to do, at RBL's option, at any time or from time to time, all acts and things which RBL deems necessary to protect, preserve or realize upon the Collateral and RBL's security interest therein, in order to effect the intent of this Agreement.

Section 8.08. No Consequential Damages. Except to the extent that any claim arises out of the willful misconduct or gross negligence of RBL, as determined in a final, non-appealable judgment by a court of competent jurisdiction, no claim may be made by Co-Borrowers or by any of their officers, directors, or agents against RBL or its affiliates, directors, officers, employees, attorneys or agents for any special, indirect, punitive, or consequential damages in respect of any breach or wrongful conduct (whether the claim therefore is based on contract, tort or duty imposed by law) in connection with, arising out of or in any way related to the transactions contemplated and relationship established by this Agreement, or any act, omission or event occurring in connection therewith, and Co-Borrowers hereby waive, release and agree not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 8.09. Remedies on Default. Upon the occurrence and during the continuance of an Event of Default, RBL shall have the rights and remedies of a secured party under this Agreement, under any other instrument or agreement securing, evidencing or relating to the Obligations and under the law of the State of New York or any other applicable state law. Without limiting the generality of the foregoing, RBL shall have the right, during the continuance of an Event of Default, to set off against any monies otherwise payable by RBL to Co-Borrowers and take possession of the Collateral and all books and records relating to the Collateral and for that purpose RBL may enter upon any premises on which the Collateral or books and records relating to the Collateral or any part thereof may be situated and remove the same therefrom. Except for the notices specified below of time and place of public sale or disposition or time after which a private sale or disposition is to occur, Co-Borrowers expressly agree that, during the continuance of an Event of Default, RBL, without demand of performance or other demand, advertisement or notice of any kind to or upon Co-Borrowers or any other person or entity (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase or sell or otherwise dispose of and deliver the Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any of RBL's offices or elsewhere at such prices as RBL may deem best, for cash or on credit or for future delivery without assumption of any credit risk. RBL shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption. Co-Borrowers further agree, (a) at RBL's request, to assemble the Collateral and to make it available to RBL at such places as RBL may reasonably select and (b) to allow RBL to use or occupy Co-Borrowers’ premises, without charge, for the purpose of effecting RBL's remedies in respect of the Collateral. RBL shall apply to the Obligations the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any or all of the Collateral or in any way relating to the rights of RBL. To the extent permitted by applicable law, Co-Borrowers waive all claims, damages and demands against RBL arising out of the repossession, retention, sale or disposition of the Collateral and agrees that RBL need not give more than ten (10) days' notice pursuant to the terms of this Agreement of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. Co-Borrowers shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay the Obligations and shall also be liable for the costs of collecting any of the Obligations or otherwise enforcing the terms thereof or of this Agreement, including, without limitation, reasonable attorneys' fees.

ARTICLE IX

Miscellaneous

Section 9.01. Expenses. Co-Borrowers agrees to pay all costs and expenses (including, without limitation, reasonable attorneys' fees, expenses of RBL and the reasonable allocated costs of RBL staff counsel), if any, in connection with the enforcement of this Agreement, the Term Loan Note or any other Loan Instruments or other agreement furnished pursuant hereto or thereto or in connection herewith or therewith. In addition, Co-Borrowers shall pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, or any of the other Loan Instruments or the issuance of the Note or the making of the Term Loan, and Co-Borrowers agree to save and hold RBL harmless from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such taxes. Any portion of the foregoing fees, costs and expenses which remains unpaid following RBL's statement and request for payment thereof shall bear interest from the date of such statement and request to the date of payment at the Default Rate.

Section 9.02. Indemnity by Co-Borrowers--No Obligation to Others. Co-Borrowers shall indemnify, pay and hold harmless RBL and any holder of the Note (referred to herein collectively as the "Indemnified Parties" and individually an "Indemnified Party") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by the Indemnified Parties with respect to any legal proceedings commenced against such Indemnified Parties by any Person (other than Co-Borrowers or another Indemnified Party) in any way relating to or arising out of this Agreement or any other of the Loan Instruments (collectively, the "Indemnified Liabilities"). Notwithstanding the foregoing, Co-Borrowers shall have no obligation hereunder to indemnify the Indemnified Parties with respect to Indemnified Liabilities to the extent payment thereof is judicially determined to be contrary to any applicable law of the United States or of any State thereof, or with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Party. Any Indemnified Party desiring to invoke the benefits of this Section shall notify Co-Borrowers of its intention to do so within a reasonable time after receipt of service of process representing any action, suit or proceeding which is considered by said Indemnified Party to be subject to this Section. This undertaking by Co-Borrowers shall survive the payment of the Obligations and the termination of this Agreement.

Section 9.03. Notices. Any and all notices or other communications required or permitted under this Agreement or any other of the Loan Instruments shall be in writing and shall be sufficiently given if delivered in person to or sent via nationally recognized overnight delivery addressed as follows:

To RBL:	RBL Capital Group, LLC.
132 W 31st Street
14th Floor
New York, NY 10001
Attention: Chief Financial Officer

To TOT and/or any	Co-Borrower Name
other Co-Borrower:	3363 NE 163rd Street, Suite 705
North Miami Beach, FL 33160
Attention: Oleg Firer

or to such other address or person as shall be designated from time to time by notice from Co-Borrowers or RBL.

Section 9.04. Governing Law. The laws of the State of New York shall govern this Agreement, the Note and the other Loan Instruments and any extensions or renewals thereof, in all aspects, including execution, interpretation, performance and enforcement, without regard to principles of conflicts of law. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THE LOAN INSTRUMENTS, WHETHER BASED UPON CONTRACT OR TORT, SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF ILLINOIS OR, AT THE SOLE OPTION OF RBL, IN ANY OTHER COURT IN WHICH RBL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. CO-BORROWERS HEREBYCONSENT TO PERSONAL JURISDICTION IN THE AFOREMENTIONED COURTS AND WAIVES THE RIGHT TO A TRIAL BY JURY AND ANY RIGHT THEY MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 9.04.

Section 9.05. Modification of Agreement. Unless otherwise specifically provided in this Agreement, a modification, amendment or waiver of any provision of this Agreement, or any other of the Loan Instruments, or a consent to any departure by Co-Borrowers therefrom, shall be effective only when the same shall be in writing and signed by a duly authorized officer of RBL and Co-Borrowers, and then such waiver of consent shall be effective only in the specific instance and for the purpose for which given. No amendment, modification or waiver shall extend the maturity of the Note, extend the time for, or reduce the amount of, any scheduled payment or any interest due and payable pursuant to the terms hereof, or reduce the rate of interest payable with respect to the Term Loan without the express and specific written consent of RBL. Without limiting anything in this Section or otherwise, this Agreement replaces in its entirety any and all commitment and proposal letter(s).

Section 9.06. No Reliance/Disclaimer. Any reports, appraisals, inspections or studies commissioned by or undertaken by RBL in connection with the Term Loan are for internal lending purposes only and are not to be relied upon by Co-Borrowers, directly or indirectly, in any way. RBL has made no express warranties to Co-Borrowers in connection with the Term Loan, and hereby disclaims all warranties, express or implied.

Section 9.07. No Waiver--Remedies Cumulative. Neither failure or delay on the part of RBL in exercising any right, power or privilege hereunder or under the Note, or any extensions or renewals thereof, or under any other of the Loan Instruments shall operate as a waiver of such right, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on Co-Borrowers in any case shall entitle Co-Borrowers to any other or further notices or demands in similar or other circumstances, or constitute a waiver of any of RBL's rights or powers to take other or further action in any circumstances without notice or demand. No remedy conferred in this Agreement or in any of the other Loan Instruments upon RBL is intended to be exclusive of any other remedy and each shall be cumulative and shall be in addition to every other remedy now or hereafter existing at law or in equity or by statute or otherwise.

Section 9.08. Binding on Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party.

Section 9.09. Further Assurances. Co-Borrowers shall, at their expense, upon request of RBL, duly execute and deliver, or cause to be executed and delivered, such further instruments and perform or cause to be performed such further acts as may be necessary or proper in the reasonable opinion of RBL to carry out the provisions and purposes of this Agreement.

Section 9.10. Counterparts--Copies of Documents. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement. Facsimile or emailed copies of signatures on any of the Loan Instruments shall constitute original signatures for all purposes of this Agreement and any enforcement hereof, and a photocopy or other electronic transmission (e.g., portable document format or PDF) of a Loan Instrument shall be effective as an original for all purposes.

Section 9.11. Nonassignability. The rights and/or obligations of Co-Borrowers under this Agreement may not be assigned without the prior written consent of RBL.

Section 9.12. Severability. In case any one or more of the provisions contained in this Agreement or in any other of the Loan Instruments, shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

Section 9.13. Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by RBL at the closing or otherwise, and (c) financial statements, certificates and other information previously or hereafter furnished to RBL, may be reproduced by RBL by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and RBL may destroy any original document so reproduced. Co-Borrowers agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by RBL in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 9.14. Confidentiality. RBL covenants and agrees to accept and hold in confidence, except as may be necessary in connection with any enforcement activities hereunder, all information provided by Co-Borrowers hereunder.

Section 9.15. Section Headings and Construction. The section and paragraph headings used herein are for convenience only and shall not be read or construed as limiting the substance or generality of such sections or paragraphs of this Agreement. Each covenant contained in this Agreement shall be construed (absent an express contrary provision therein) as being independent of each other covenant contained herein and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any or all other covenants.

Section 9.16. Survival. All covenants, agreements, undertakings, representations, and warranties made in any of the Loan Instruments shall survive all closings under the Loan Instruments and, except as otherwise indicated, shall not be affected by any investigation made by any party.

IN WITNESS WHEREOF, Co-Borrowers and RBL have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

TOT GROUP, INC.	RBL CAPITAL GROUP, LLC

By:	By:

Name:	Name:

Title:	Title:

TOT PAYMENTS, LLC	TOT BPS, LLC

By:	By:

Name:	Name:

Title:	Title:

TOT FBS, LLC	PROCESS PINK, LLC

By:	By:

Name:	Name:

Title:	Title:

TOT HPS, LLC	TOT NEW EDGE, LLC

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT LIST

A	Cynergy Processing Agreement

B	Form of Tri-Party Agreement

C	Permitted Liens

D	List of Shareholders

E	Form of Term Loan Note

F	NPC Tri-Party Agreement

EXHIBIT A

Cynergy Processing Agreement

(see attached)

EXHIBIT B

Form of Tri-Party Agreement

RESIDUAL PAYMENT AGREEMENT

This Residual Payment Agreement (the “Agreement”) is entered into by and among TOT Group, Inc. (“TOT”), TOT Payments, LLC (“Payments”), TOT BPS, LLC (“BPS”), TOT FBS, LLC (“FBS”), TOT New Edge, LLC (“NEP”), Process Pink, LLC (“PINK”), TOT HPS, LLC (“HPS”),_______________ (“PROCESSOR”), RBL Capital Group, LLC (“RBL”) and MBF Merchant Capital, LLC (“MBF”) effective this__________ th day of ______, 2014. TOT, Payments, BPS, FBS, NEP, Pink and HPS are referred to herein as “ISOs”.

WHEREAS ISOs, as successors in interest, are currently under contract by an _________________ with PROCESSOR executed as of                       (and together with any amendments or replacement agreement(s) thereto, referred to herein as the “Processing Agreement”) (Capitalized words not defined herein shall have the meanings assigned to them in the Processing Agreement.); and

WHEREAS RBL and ISOs, are parties to that certain Loan and Security Agreement dated as of June 30, 2014 (the “Loan”); and

WHEREAS PROCESSOR, ________ and MBF are parties to that certain _________________ dated as of _____________ (the “MBF Tri-Party”); and

WHEREAS MBF agrees to terminate the MBF Tri-Party upon execution of this Agreement;

WHEREAS RBL is willing to enter into the Loan subject to various conditions, including the execution of this Agreement by PROCESSOR and ISOs;

NOW, THERFORE, in consideration for the mutual promises contained herein, and other good and valuable consideration the receipt of which is hereby acknowledged, the parties agree as follows:

1.         PROCESSOR and ISOs agree that no modifications or amendments shall be made to the Processing Agreement without the prior express written consent of RBL, said consent not to be unreasonably withheld.

2.         PROCESSOR agrees to pay directly to RBL by wire transfer or ACH on a monthly basis, in accordance with customary accounting practices regarding paying other ISOs but no later than the _______ of each calendar month beginning with _______________, from amounts (if any) due to ISOs under the Processing Agreement (“TOT Proceeds”) an amount equal to 100% of all TOT Proceeds. Such payments shall continue to and until the Obligations (as defined in the loan and security agreements executed by ISOs and RBL from time to time (the “Loan Agreements”)) are paid in full (the “Maturity Date”). RBL will promptly notify PROCESSOR upon the occurrence of the Maturity Date and will promptly, and no later than two (2) business days from receipt of funds, forward any overpayment (i.e. amounts received by RBL in excess of amounts due and payable under the Loan Agreements) on the Loan Agreements to ISOs.

3.         PROCESSOR agrees that if it ceases paying the TOT Proceeds due under the Processing Agreement, for any reason, then PROCESSOR shall, after offsetting any and all amounts that would have otherwise been due PROCESSOR at the time of the default (recognizing amounts due at the time of the default may not be offset immediately and may require a series of offsetting payments post default) by acceleration or otherwise including any termination fees and any and all economic damages arising with respect to ISOs’ breach of or actions with respect to the Processing Agreement, pay any remaining TOT Proceeds to RBL, until such time as the outstanding Obligations have been paid in full. For purposes of the preceding sentence, “economic damages” shall include, without limitation, any out-of-pocket damages; Losses that shall include but not be limited to chargebacks, fines and penalties; or lost revenue at the time of default that shall include any termination fees and other damages that would be recoverable from ISOs, including but not limited to attorneys’ and collection fees and costs, and interest on all such amounts.

4.         With the exception of Section 3, under no circumstances shall PROCESSOR have any obligation to pay any amount to RBL under this Agreement if there is no amount due under the Processing Agreement. Under no circumstances shall PROCESSOR have any obligation to pay to RBL under this Agreement in any month any amount that is greater than the TOT Proceeds that month. RBL acknowledges that PROCESSOR and its processor each hold a security interest in and right of set off against amounts due ISOs (the “Secured Rights”), and RBL agrees that its claims against such amounts and its right to receive the payments set forth herein shall in all respects be subject and subordinate to such Secured Rights, regardless of any applicable laws to the contrary (including but not limited to the Uniform Commercial Code, as adopted) and regardless of when such Secured Rights may be exercised.

5.         ISOs hereby authorize and direct PROCESSOR to make the payments set forth in this Agreement. Further, ISOs hereby agree to indemnify and hold PROCESSOR harmless from any loss, damage or expenses (including reasonable attorneys’ fees) arising from PROCESSOR performing its obligations under this Agreement, including, but not limited to, making the payments set forth in this Agreement.

6.         PROCESSOR hereby represents and warrants that, to its knowledge, ISOs are not in default under the terms of the Processing Agreement and that there are no events known to PROCESSOR that, with the passage of time, would result in ISOs being in default.

7.         During the term of the Loan Agreements, ISOs agree that they will not and will not attempt, directly or indirectly, to cause any merchant who has a merchant processing agreement with PROCESSOR (“PROCESSOR Merchant Agreement”) to terminate that merchant’s PROCESSOR Merchant Agreement or to process said merchant’s credit card transaction other than pursuant to that PROCESSOR Merchant Agreement.

8.         Notwithstanding anything herein to the contrary, and until such time as the Obligations are paid in full, PROCESSOR agrees not to make any loan advances to ISOs secured by the TOT Proceeds.

9.         Upon execution of this Agreement by all parties hereto, the MBF Tri-Party shall immediately become null and void.

10.         Any and all notices or other communications required or permitted under this Agreement or any other of the Loan Instruments shall be in writing and shall be sufficiently given if delivered in person to or sent via nationally recognized overnight delivery addressed as follows:

To RBL:	RBL Capital Group, LLC.
132 W 31st Street, 14th Floor

New York, NY 10001
Attention: Chief Financial Officer

To Any of ISOs:	ISO Name
3363 NE 163rd Street, Suite 705
North Miami Beach, FL 33160
Attn: Oleg Firer

To PROCESSOR:

Attn:______________________

or to such other address or person as shall be designated from time to time by notice from PROCESSOR, ISOs, or RBL.

11. The laws of the State of New York shall govern this Agreement, including execution, interpretation, performance and enforcement, without regard to principles of conflicts of law. EACH OF THE PARTIES HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY.

12.         Unless otherwise specifically provided in this Agreement, a modification, amendment or waiver of any provision of this Agreement shall be effective only when the same shall be in writing and signed by a duly authorized officer of each of the parties, and then such waiver of consent shall be effective only in the specific instance and for the purpose for which given.

13.          Neither failure nor delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

14.         All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party.

15.         This Agreement may be executed in the original, by facsimile or otherwise and/or in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement.

16.         The rights and/or obligations of parties under this Agreement may not be assigned without the prior written consent of RBL. Notwithstanding the previous sentence, PROCESSOR may assign its rights under this Agreement to any successor in interest to the Processing Agreement.

17.         In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

18.         Each covenant contained in this Agreement shall be construed (absent an express contrary provision therein) as being independent of each other covenant contained herein and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any or all other covenants.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized officer, all as of the day and year first above written.

TOT Group, Inc.	TOT Payments, LLC

By:	By:

Name:	Name:

Title:	Title:

TOT BPS, LLC	TOT FBS, LLC

By:	By:

Name:	Name:

Title:	Title:

TOT HPS, LLC	Process Pink, LLC

By:	By:

Name:	Name:

Title:	Title:

TOT New Edge, LLC	RBL Capital Group, LLC

By:	By:

Name:	Name:

Title:	Title:

PROCESSOR	MBF Merchant Capital, LLC
(as to Section 9 only)

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT C

Permitted Liens

NONE

EXHIBIT D

Shareholders

Borrower	Shareholder

TOT Group, Inc.	Net Element, Inc.

TOT Payments, LLC	TOT Group, Inc.

TOT BPS, LLC	TOT Payments, LLC

TOT FBS, LLC	TOT Payments, LLC

Process Pink, LLC	TOT Payments, LLC

TOT HPS, LLC	TOT Payments, LLC

TOT New Edge, LLC	TOT Payments, LLC

EXHIBIT E

Form Of Term Loan Note

U.S. $	Dated as of:__________________

FOR VALUE RECEIVED, ______________________ (jointly and severally, “Maker"), unconditionally promises to pay to RBL Capital Group, LLC (together with its successors and assigns, "Payee"), having a place of business at 16w281 83rd Street, Suite B, Burr Ridge, IL 60527 or at such other place as the holder of this Term Loan Note ("Note") may hereafter direct in writing, the principal sum of ____________________ dollars ($___________), as provided in that certain Amended and Restated Loan and Security Agreement, dated of even date herewith, between Maker and Payee (the "Loan Agreement" -- initially capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Loan Agreement). The obligations hereunder are secured by the Collateral as set forth in the Loan Agreement.

From and after the date of this Note until the Term Loan Maturity Date, the principal balance of this Note outstanding from time to time shall bear interest at the rate set forth in the Loan Agreement and thereafter at the Default Rate. Term Loan Installments shall commence and be due and payable on _________________, and thereafter on the _______ day of each successive calendar month for the succeeding __________________ (_______) months (unless Maker shall, pursuant to the terms of the Loan Agreement, become obligated to make Accelerated Term Loan Installments, which shall reduce the term of this Note). All payments shall be applied as set forth in the Loan Agreement.

In the event any of the Installments or other payment required to be made under this Note is not received by or on behalf of Payee in full within ten (10) days after the due date thereof, and the same subsequently is received and accepted by or on behalf of Payee, Maker shall pay on demand a late charge in the amount of five percent (5%) of the amount of the delinquent payment.

In the event of the occurrence of an Event of Default (as defined in the Loan Agreement), the entire unpaid balance of principal and interest of this Note shall become due and payable immediately, without notice or demand, at the election of the holder of this Note, provided that the holder of this Note shall endeavor (but is not required) to provide notice to Maker of any such acceleration. Maker waives demand, presentment for payment, protest, notice of protest and notice of nonpayment or dishonor of this Note. Maker shall not have any right to prepay this note except as expressly provided in the Loan Agreement.

All amounts payable under this Note shall be payable with all collection costs and attorneys' fees. This Note shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws. TO THE FULLEST EXTENT PERMITTED BY LAW, DEBTOR, AFTER CONSULTING WITH COUNSEL OR HAVING HAD THE OPPORTUNITY TO DO SO, HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH THIS NOTE.

By:

Name:

Title:

EXHIBIT F

NPC Tri-Party Agreement

(see attached)

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